Exhibit 10.34

January 14, 2026

Mr. Eyal Rozen

erozen67@gmail.com

Dear Mr. Rozen,

On behalf of One Blockchain LLC (“Employer”), we are pleased to formalize this offer of employment to join our team to provide services to Employer and its successors, parent, subsidiaries and affiliates. This letter and the attached Non-Disclosure and Restrictive Covenant Agreement confirm the terms and conditions of our employment offer to you. The start date of your employment with Employer is January 15, 2026 (the “Effective Date”).

1. Position and Reporting Relationship: Your title will be Chief Operating Officer, and you will be based in our New York office located at 1540 Broadway Suite 1010, New York, NY 10036. You will report to Jerry Tang. You will be responsible for the duties customarily attendant to Chief Operating Officer role, and such other duties as may be assigned to you by the Employer from time to time. You are expected to carry out your duties working with other employees in a diligent and professional manner, comply with all of Employer’s policies and practices, explicit or implied as are in effect from time to time, and generally promote the interests of the Employer and its affiliates. The Employer retains sole discretion to change your job title and responsibilities at any time without advanced notice.

2. Compensation: Your current base salary will be payable at the annual rate of $250,000, less applicable withholdings and deductions. Effective April 15, 2026, your base salary will increase to an annualized rate of $300,000, less applicable withholdings and deductions. Your base salary is subject to adjustment by the Employer in its sole discretion. Your salary will be paid semi-monthly in accordance with Employer’s regular payroll practices. You will receive separately a Notice and Acknowledgement of Pay Rate and Payday as required by New York State Labor Law, for your signature and return to me immediately. You are an exempt employee.

3. Bonus: You will be eligible for the following bonus and equity awards, subject to your continued employment through the applicable vesting or payment dates:

●	Salary Adjustment Bonus: In recognition of the three (3) month period between your start date and the implementation of your increased base salary, you will receive a one-time cash bonus in the amount of $12,500, payable in April 2026, subject to applicable withholdings and deductions. To be eligible for payment, you must be an active employee and not have given notice of resignation or received notice of termination prior to the payment date.

●	Equity Grant: You will be eligible for an equity grant of up to four percent (4%) of One Blockchain in the form of at-the-money strike options (strike price equal to the fair market value of the equity at the time of grant), contingent upon achievement of key performance indicators (KPIs) to be mutually agreed upon between you and the Company and documented in a separate written agreement.

The equity award will vest over a four (4) year period, subject to your continued employment and in accordance with the terms of the Company’s equity incentive plan and the applicable equity grant agreement. The final grant amount, vesting schedule, and all other terms and conditions will be set forth in a separate equity grant agreement to be provided following the establishment of the KPIs.

●	Annual Discretionary Bonus: You will also be eligible for an end-of-year discretionary cash bonus. If awarded, the amount, if any, will be determined by the Company at its sole discretion and paid at the time annual bonuses are distributed. Bonuses are considered earned only when paid. To be eligible for payment, you must be an active employee and not have given notice of resignation or received notice of termination prior to the payment date. All bonuses are subject to applicable withholdings and deductions.

4. Employee Benefits: You continue to be eligible to participate in the employee medical benefit programs established by the Employer for full-time employees at your level, subject to the Employer’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. Nothing herein should be seen as a guarantee of any benefit to you or any other employee.

5. Vacation: You continue to be eligible to use fifteen (15) days of paid time off (“PTO”) for each full calendar year of employment, to be used for both scheduled and unscheduled time that you need to be out of the office. PTO days shall be pro-rated for any partial year. Vacation time accrues over the course of the year. Use of PTO is subject to approval by your manager. You may carry-over a maximum of five (5) PTO days into a new calendar year. Employer reserves the right to modify the number of PTO days for each calendar year.

6. Sick Leave: You continue to be eligible to use five (5) sick days for each calendar year of employment. Use of sick leave is subject to approval by your manager. You may carry over a maximum of five

(5) sick days into a new calendar year.

7. Employment At Will: Your employment with the Employer is at-will, which means it is not for any specific term and can be terminated by you or by the Employer at any time for any reason, with or without notice or cause. The Employer requires that you provide no less than two weeks’ written notice if you intend to resign your position at Employer. Nothing in this offer letter is meant as a promise or guarantee of employment or of the terms and conditions of your employment.

8. Non-Disclosure Confidential Information and Restrictive Covenants: As a condition of your employment, you have signed the requisite Employer’s Non- Disclosure and Restrictive Covenant Agreement and such terms will be incorporated herein by reference. Please be aware that, in addition to requiring you to sign the Non-Disclosure and Restrictive Covenant Agreement, you also are expected to retain in confidence and not to disclose or use in your employment with the Employer any confidential information you have obtained from your previous employer(s).

9. Prior Restrictive Obligations: This employment offer is contingent on there being no outstanding obligations on your part, including any non-competition or confidentiality agreements that would restrict you in any way from fulfilling your job responsibilities to the Employer in the position offered to you. You also are expected to retain in confidence and not to disclose or use in your employment with the Employer any confidential information you have obtained from your previous employer(s).

10. Authorization to Work: In connection with your hire, you have provided the Employer with the legally required proof of your identity and authorization to work in the United States.

11. Entire Agreement: This Letter Agreement and the previously signed Non-Disclosure and Restrictive Covenant Agreement contain the entire agreement between you and the Employer regarding the terms of your employment. You acknowledge that you have not relied upon any representations (oral or communicated otherwise) other than those explicitly set forth in such documents. Any additions or modification of the terms set forth in this letter would have to be in writing signed by the Employer’s CEO. The Employer reserves the right to change any of the terms or conditions of your employment at any time in its sole discretion.

Once you have had an opportunity to carefully review the foregoing, please let me know if you have any questions or concerns. We look forward to having you join our team and look forward to a long, mutually satisfying relationship.

Sincerely,

/s/ Amanda Klier
Amanda Klier
CPO

Enclosure: Non-Disclosure and Restrictive Covenant Agreement

Please sign below to indicate your acceptance of the above terms and return a signed copy to me.

Accepted by	Eyal Rozen

(Print Name)	Eyal Rozen	Date	1/14/2026

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